Exhibit 99.17

This business combination is made for the securities of a foreign company.  The business combination is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the business combination, such as in open market or privately negotiated purchases.

Report of the Board of Directors of

Mediaset España Comunicación, S.A.

on the

Split-off Project

of

Mediaset España Comunicación, S.A.

(split-off company)

in favour of

Grupo Audiovisual Mediaset España Comunicación, S.A.

(beneficiary company)

Madrid, 7 June 2019

TABLE OF CONTENTS
1.	INTRODUCTION	4

2.	STRATEGIC JUSTIFICATION OF THE SPLIT-OFF	4

3.	LEGAL AND ECONOMIC ASPECTS OF THE SPLIT-OFF PROJECT	6

3.1	LEGAL STRUCTURE OF THE SPLIT-OFF	6

3.2	ANALYSIS OF THE LEGAL AND ECONOMIC ASPECTS OF THE SPLIT-OFF PROJECT	6

3.2.1	Identification of the companies participating in the Split-off	6

3.2.2	Procedure agreed to carry out the Split-off	7

3.2.3	Share swap ratio, share swap procedure and date from which the Split-off Company is entitled to participate in the earnings of the Beneficiary Company	7

3.2.4	Split-off balances	7

3.2.5	Determination and valuation of the split-off equity	7

3.2.6	Current capital, capital increase of the Beneficiary Company and subscription of shares	8

3.2.7	Effective accounting date of the Split-off	9

3.2.8	Ancillary obligations and special rights	9

3.2.9	Advantages given to the directors or the independent experts	9

3.2.10	Articles of Association	9

3.2.11	Impact of the Split-off on employment and on corporate social responsibility and gender impact	9

3.2.12	Special tax regime	9

3.2.13	Condition precedent	10

3.3	DEVELOPMENT OF THE LEGAL SPLIT-OFF PROCEDURE	10

3.3.1	Approval and signature of the Split-off Project	10

3.3.2	Independent expert’s report on the Split-off Project	11

3.3.3	Directors’ report on the Split-off Project	11

3.3.4	Announcement of the General Shareholders Meeting of Mediaset España	11

3.3.5	Split-off resolutions and publication of announcements	11

3.3.6	Execution and registration of the split-off deed	12

3.4	INFORMATION ABOUT THE INTENDED SPLIT-OFF	12

4.	IMPLICATIONS OF THE SPLIT-OFF FOR SHAREHOLDERS, CREDITORS AND EMPLOYEES	13

4.1	IMPLICATIONS FOR SHAREHOLDERS	13

4.2	IMPLICATIONS FOR CREDITORS	13

4.3	IMPLICATIONS FOR EMPLOYEES	13

5.	CONCLUSION	14

1.                                      INTRODUCTION

On the date of this document, board of directors of Mediaset España Comunicación, S.A. (“Mediaset España” or “Split-off Company”) and of Grupo Audiovisual Mediaset España Comunicación, S.A. (“GA Mediaset” or the “Beneficiary Company) have drafted, approved and signed the split-off project of Mediaset España (as Split-off Company) in favour of GA Mediaset (as Beneficiary Company) (the “Split-off Project”)(l). Under the Split-off Project, Mediaset will transfer in block and by universal succession all its equity, assets and liabilities to GE Mediaset in exchange for the assignment to Mediaset España of the shares of GA Mediaset that will be issued on the occasion of the capital increase that will occur in that company (the “Split-off”).

The Split-off Project has been drafted and signed by the boards of directors of both companies, as contemplated by section 30.1 and following of Spanish Law 3/2009 of 3 April, on Structural Modifications of Commercial Companies (“Spanish Structural Modifications Act” or - Ley de Modificaciones Estructurales) and will made publicly available in accordance with applicable law and, in any case, on the corporate website of Mediaset España (http://www.telecinco.es).

In compliance with sections 33 and related provisions of the Structural Modifications Act, the undersigned, as members of the board of directors of Mediaset España (the “Board of Directors”), draft and approve, under the terms detailed below, the directors’ report on the Split-off Project (the “Report”), in which, in accordance with those sections, they explain and justify in detail the legal and economic aspects of the Split-off Project and the implications of the Split-off for shareholders, creditors and workers.

This report is made up of three parts:

(A)                               the first relates to the justification of the Split-off from a strategic point of view;

(B)                               the second analyses the legal and economic aspects of the Split-off and outlines the information mentioned in the Split-off Project; and

(C)                               the third and final part addresses the implications of the Split-off for shareholders, creditors and workers.

2.                                      STRATEGIC JUSTIFICATION OF THE SPLIT-OFF

As stated in the Split-off Project, the Split-off forms part of a single operation of broader scope (the “Operation”) which also contemplates, in this order, the following actions:

(A)                               the assignment by Mediaset S.p.A. ( ‘Mediaset’), a listed public limited company incorporated under Italian law (società per azioni) of substantially all of its business and all its interests in other entities, except, of its stake in Mediaset España to an Italian company wholly-owned by Mediaset (the “Mediaset Reorganisation”); and

(1) The Split-off Project has been approved and signed only by the undersigned directors of Mediaset España, while the proprietary and executive directors of Mediaset España have abstained from participating in the deliberations and voting related to the Split-off and the Operation.

(B)                               the cross-border merger by acquisition of Mediaset and Mediaset España by Mediaset Investment (“DutchCo”), a public limited company (nammloze vennootschap) incorporated under Dutch law. Mediaset and Mediaset España will cease to exist as separate legal entities, and DutchCo will acquire all the assets and assume all the liabilities and other legal relations of Mediaset and Mediaset España by way of universal succession (the “Merger”). The Merge has been the subject of the corresponding common cross-border merger project prepared today by the Board of Directors, simultaneously with the preparation of the Split-off Project by the Board of Directors and will be submitted for approval by the General Shareholders’ Meeting of Mediaset España to which the Split-off will be submitted for approval.

Both the Split-off and the Mediaset Reorganisation are configured as a step prior to the Merger. The purpose of this step is to subsidiarise the business assets of Mediaset and Mediaset España before the Merger is performed, with the aim of rationalising the corporate structure of Mediaset and Mediaset España; i.e., allowing, after the Merger, continuity in the autonomous operation of the Spanish and Italian businesses, managed by a Spanish company and by an Italian company, respectively. In the Spanish case, this autonomy is desirable for the following reasons:

(A)                               The Split-off will allow, once the Merger has been complete, for all of the regulated activity currently carried out by Mediaset España to continue being carried out by an autonomous Spanish company, thus maximising the local experience and knowledge of sales in the Spanish market, the regulatory framework, and the relationships between Spanish customers and suppliers that the Split-off Company has today. Similarly, the Split-off will allow the Mediaset Group’s ability to attract and retain local talent in Spain to remain unaffected by the Merger.

(B)                               It is anticipated that the subsidiarisation of Mediaset España’s business will help to streamline decision-making and improve the Mediaset Group’s efficiency in business management in Spain by optimising its responsiveness to changing market conditions and improving the positioning of Mediaset Group in Spain against potential competitors, which in turn will allows out it to explore and exploit new business opportunities.

(C)                               Given the advantages of the Split-off described above, it seems appropriate to execute it before the Merger. Otherwise, the subsidiarisation of Mediaset España’s activities would have to be carried out later DutchCo, which would cause significant practical problems in running the business and managing the current assets of Mediaset España.

Under the Split-off, the Split-off Company will continue to own exclusively all the shares of the Beneficiary Company (including therefore the new shares issued by the Beneficiary Company as a result of the Spinoff), while the Beneficiary Company will acquire all the assets and assume all the liabilities and other legal relationships of the Split-off Company.

3.                                      LEGAL AND ECONOMIC ASPECTS OF THE SPLIT-OFF PROJECT

3.1                               LEGAL STRUCTURE OF THE SPLIT-OFF

The legal structure chosen to carry out the operation referred to in this report is total and special split-off, as a modality of spin-off provided for in sections 68.1.3 and 71 of the Structural Modifications Act.

It is a total split-off to the extent that as a result of the Split-off, the Split-off Company will carry out a block transfer, by universal succession, of all its business assets in favour of the Beneficiary Company. This transfer will include both the assets and liabilities and other legal relationships of the Split-off Company, meaning that the Beneficiary Company will assume all the human, material and immaterial resources linked to the operation of the Split-off Company’s business.

It is a special split-off because the Beneficiary Company is a direct and wholly owned subsidiary and the Split-off Company. Therefore, the Split-off will be carried out in accordance with the simplified procedure provided by section 49.1 —by referral of sections 52.1 and 73.1 — of the Structural Modifications Act. Consequently, among the other simplifications provided in the Structural Modifications Act:

(A)                               the director’s reports on the Split-off Project are not necessary;

(B)                               the independent expert’s report is only required for the purpose and effects determined by section 67 of Spanish Legislative Royal Decree 1/2010 of 2 July, approving the Consolidated Text of the Corporate Enterprises Act (“Corporate Enterprises Act” or “LSC”); and

Notwithstanding the above, the Board of Directors has decided to issue this report on the Split-off Project on a voluntary basis and for purely internal purposes, without it being understood that the simplification provided for in section 49 of the Structural Modifications Act referred to in section 3.1(A) has been waived.

3.2                               ANALYSIS OF THE LEGAL AND ECONOMIC ASPECTS OF THE SPLIT-OFF PROJECT

The Split-off project has been prepared in accordance with sections 74 et seq, in relation with section 71 of the Structural Modifications Act and, therefore, includes the information considered to be the minimum content under these rules, taking section 49 Structural Modifications Act into account.

In addition to the minimum mentions required by those rules of the Spanish Structural Modifications Act, the Split-off Project contemplates and develops other aspects whose inclusion has been considered appropriated by the governing bodies of the company involved in the Split-off.

An analysis of the content of the Split-off Project is shown below:

3.2.1                     Identification of the companies participating in the Split-off.

In accordance with item 1 of section 31 of the Structural Modifications Act applicable to the split-off under section 71 of the Structural Modifications Act, section 1 of the Split-off Project identifies the companies participating in the Split-off by indicating their names, corporate form, registered offices, amount of share capital and their incorporation and registration data along with their corresponding Tax Identification Numbers.

3.2.2                     Procedure agreed to carry out the Split-off.

The preliminary section of the Split-off Project contains a brief description of the process of the Split-off procedure that specifies that it is carried out through the en bloc transfer by universal succession of all the assets and liabilities and other legal relationships of the Split-off Company in favour of the Beneficiary Company.

3.2.3                     Share swap ratio, share swap procedure and date from which the Split-off Company is entitled to participate in the earnings of the Beneficiary Company.

As a special split-off subject to the simplified regime provided for in section 49.1 in conjunction with section 73 of the Structural Modifications Act, the share swap procedure is not applicable. This explains why the Split-off Project does not include the information relating to the share swap rate and procedure and the date from which the Split-off Company is entitled to participate in the earnings of the Beneficiary Company.

3.2.4                     Split-off balances

Section 3 of the Split-off Project specifies that the split-off balances, for the purposes of section 36 of the Structural Modifications Act, will be as follows:

(A)                               the balance of the Split-off Company at 31 December 2018, included in the audited financial statements of Mediaset España closed at 31 December 2018, as approved by the shareholders meeting of Mediaset España on 10 April 2019; and

(B)                               the balance of the Beneficiary Company at 31 December 2018 corresponding to the financial statements of GA Mediaset closed at 31 December 2018, as approved by the sole shareholder of GA Mediaset on 7 June 2019.

3.2.5                     Determination and valuation of the split-off equity

(A)                               Split-off Equity:

According to section 4.1 of the Split-off Project, the Split-off covers all the equity —assets and liabilities— of Mediaset España (the “Split-off Equity”). The Split-off Equity is without doubt an economic unit according to the meaning of section 71 of the Structural Modifications Act.

(B)                               Elements of the assets and liabilities of the Split-off Equity:

For the purposes of section 74.1 of the Structural Modifications Act, the elements that form the Split-off Equity, as we have stated, consist of all the assets and liabilities of Mediaset España, are those shown with their respective accounting values in the balance at 31 December 2018 included as Appendix 2 of the Split-off Project.

Furthermore, for the purposes of an even more detailed identification of the Split-off Equity, in section 4.3 of the Split-off Project it is stated that the Split-off Equity includes certain specific equity items.

(C)                               Valuation of the Split-off Equity:

For the purposes of section 31.9 Structural Modifications Act, section 4.4 of the Split-off Project states that the book value at 31 December 2018 of the assets and liabilities to be included in the Split-off Equity amounts to:

•                  Total assets: € 1,169,511,242.29

•                  Total liabilities: € 349,146,544.39

Therefore, the net value of the Split-off Equity amounts to EUR 820,364,697.90.

(D)                               Supervening valuation of the Split-off Equity

The exact composition of the assets and liabilities included in the Split-off Equity (which will in any case include all the assets and liabilities of the Split-off Company) and their valuations may undergo variations in the ordinary course of the business.

(E)                                Adjustment of the value of the Split-off Equity:

In accordance with section 67 of the Corporate Enterprises Act, the valuation of the Split-off Equity for the purposes of the Split-off cannot exceed the value of the non-monetary contribution as valued by the independent expert and contained in the report.

Any difference in valuation that emerges in the Split-off Equity up to the effective date of the Split-off will be adjusted against the equity of the Beneficiary Company in accordance with the applicable accounting standards, either by reducing the share premium if difference is negative, or by increasing the share premium if the difference is positive.

3.2.6                     Current capital, capital increase of the Beneficiary Company and subscription of shares

As stated in section 5 of the Split-off Project, the share capital of the Beneficiary Company currently amounts to EUR 60,000 and is divided into 60,000 shares of the same class and series, of EUR 1 par value each, numbered 1 to 60,000, both inclusive, that were fully subscribed and paid up by the Split-off Project with the incorporation of the Beneficiary Company.

As a result of the Split-off Project, the capital of the Beneficiary Company will increase by EUR 190,000,000.00, by issuing 190,000,000 shares of the same class and series as those currently outstanding, of EUR 1 par value each, numbered 60,000 to 190,060,000, both inclusive.

The new shares (i) will be fully subscribed and paid by the Split-off Company on the effective date of the Split-off by the en bloc transfer to the Beneficiary Company of the equity elements of Mediaset España that make up the Split-off Equity; and (ii) will be issued with a total share premium of EUR 630,364,697.90, equal to the value of the Split-off Equity, reduced by the amount of the capital increase of the Beneficiary Company with a 3.31770893631579 share premium for each new share of the Beneficiary Company. The share premium will be also paid entirely as a result of assignment to the Beneficiary Company of the assets of Mediaset España that are split-off.

3.2.7                     Effective accounting date of the Split-off

Likewise, and in accordance with section 31.7 of the Structural Modifications Act, the Split-off Project, in section 8, establishes the date from which the Split-off will be understood to have been carried out or produced for accounting purposes.

3.2.8                     Ancillary obligations and special rights

As stated in section 9 of the Split-off Project, for the purposes of sections 3 and 4 of section 31 of the Structural Modifications Act, neither Mediaset España nor GA Mediaset have shareholders obliged to perform ancillary obligations no holders of special rights or property titles other than shares, meaning that the Split-off will not produce any effects in this regard.

3.2.9                     Advantages given to the directors or the independent experts

No class of advantages will be attributed to the Board members or the board of directors of GA Mediaset, nor in favour of the independent expert intervening in the split-off process (item 5 of section 31 of the Structural Modifications Act). Neither are special advantages attributed to the auditors.

3.2.10              Articles of Association

To comply with requirement contained in section 31.8 of the Structural Modifications Act, the Split-off Project expressly states in section 2 that GA Mediaset, in its capacity as Beneficiary Company will be governed after the Split-off by the Articles of Association attached as Appendix 1 to the Split-off Project.

3.2.11              Impact of the Split-off on employment and on corporate social responsibility and gender impact.

Section 10 of the Split-off Project includes the possible consequences of the Split-off on employment and its eventual gender impact in the management bodies of the companies involved and the impact, if any, on the social responsibility of the participating companies in the Split-off, highlighting that no impacts related to these matters are anticipated, to the extent the policies implemented in Mediaset España and in the Beneficiary Company are expected to be replicated. In this way, the Split-off Project complies with item 11, section 31 of the Structural Modifications Act.

Section 4 of this Report analyses the implications of the split-off for the shareholders, the creditors and the employees of the participating companies.

3.2.12              Special tax regime

Sections III and IV of the preliminary section and section 11 of the Split-off Project establish that the Split-off operation constitutes an operation to which the special tax regime is applicable under section 76.3 of Spanish Law 27/2014, of 27 November, of the Corporation Tax (Corporation Tax Act. Ley de Impuesto sobre Sociedades), since the split-off operation consists of a non-monetary contribution of a branch of activity to a pre-existing company — the Beneficiary Company — where, in exchange, the Split-off Company receives securities representing the share capital of the acquiring entity.

Likewise, the Split-off Project considers that, if the circumstances to opt for the special tax regime for contributions of branches of activity under section 76.3 of the Corporation Tax Act are not met, the Split-off will have the tax consideration of a special non-monetary contribution under section 87 of the Corporation Tax Act.

In any case, section 11 of the Split-off Project expressly states that the Split-off will be notified to the tax authorities under section 89.1 of the Corporation Tax Act and 48 of the Corporation Tax Regulations approved by Spanish Royal Decree 634/2015 of 10 July.

3.2.13              Condition precedent

As stated in section 12 of the Split-off Project, the effectiveness of the Split-off is subject to the condition precedent of the Split-off Company obtaining the express or tacit authorisation of the SEAD in connection with the transfer to the Beneficiary Company of the following communication licenses in accordance with section 29 of Spanish Law 7/2010, of 31 March on General Audiovisual Communication:

(i)                  License for the provision of audiovisual communication services awarded by Resolution of the Council of Ministers of 11 June 2010, by which the concession initially awarded by Resolution of the Council of Ministers of 25 August 1989 was transformed into a license.

(ii)               Multiple-channel state-wide digital coverage allocated under the Resolution the of Council of Ministers of 16 July 2010.

(iii)            Licenses corresponding to the Cuatro Multiplex (Cuatro and three more channels) transferred to Mediaset by virtue of the acquisition of the Sociedad General de Televisión Cuatro, S.A.U., in 2010.

(iv)           License for the exploitation, under the open broadcasting service of audiovisual television communication by terrestrial Hertzian waves with state-wide coverage, of a high definition television channel (HD), awarded under the Resolution of the Council of Ministers of 16 October 2015

3.3                               DEVELOPMENT OF THE LEGAL SPLIT-OFF PROCEDURE

A brief reference to the main milestones that mark the development of the split-off process is shown below, with special mention of the legal rules that are relevant for this purpose.

3.3.1                     Approval and signature of the Split-off Project

The Split-off Project that is the object of this Report, laying down the bases, structure and criteria for carrying out the operation, has been approved and signed by the Board of Directors on today’s date, all in accordance with sections 30 and 74 of the Structural Modifications Act.

The insertion of the Split-off Project on the corporate website of Mediaset España (http://www.telecinco.es), and the publication of the circumstances of that insertion in the Official Gazette of the Mercantile Registry, will be carried out prior to the call of the General Shareholders Meeting of the Split-off Company as provided in the Structural Modifications Act.

3.3.2                     Independent expert’s report on the Split-off Project

In accordance with the Structural Modifications Act, section 67 of the Spanish Corporate Enterprises Act and sections 338 and 349 of the Regulations of the Mercantile Registry and related provisions, the Mercantile Registry of Madrid requested the management of Mediaset España and GA Mediaset to appoint an independent expert for the preparation of a single report on the valuation of the Split-off Equity to be received by the Beneficiary Company of Mediaset España as a consequence of the Split-off, for the purposes and effects determined in section 67 of the consolidated text of the Spanish Corporate Enterprises Act.

The appointment was made to the company Grant Thornton, which accepted the commission and issued the mandatory report on the Split-off Project on 7 June 2019, a copy of which is attached as Appendix to this Report.

3.3.3                     Directors’ report on the Split-off Project

Despite the exemption provided for in section 49.1.2. of the Structural Modifications Act, and without waiving its application, the Board of Directors has drafted this report on a voluntary basis and purely for internal effects, in they explain and justify in detail the legal and economic aspects of the Split-off Project and the implications of the Split-off for shareholders, creditors and workers of Mediaset España.

The Board of Directors has approved this report on today’s date.

3.3.4                     Announcement of the General Shareholders Meeting of Mediaset España

On today’s date, the Board of Directors has resolved to call an Extraordinary General Meeting of Shareholders to be held at the registered office, located at Carretera de Fuencarral a Alcobendas, No. 4, on 4 September 2019, on first call.

The items of the agenda f that General Meeting include the deliberation and approval, as appropriate of the split-off agreement between Mediaset España and GA Mediaset and GA Mediaset in the terms provided in the Split-off Project.

In turn, in accordance with section 39 of the Structural Modifications Act, before the publication of the announcement of the General Meeting, the documents listed in section 39 and detailed in paragraph 3.4 of this Report will made available to the public both on the corporate website of Mediaset España (http://www.telecinco.es) and at the registered office of Mediaset España.

3.3.5                     Split-off resolutions and publication of announcements

In accordance with section 40 of the Structural Modifications Act, in conjunction with section 73 of that law, the Split-off will be resolved by the General Shareholder’s Meeting of Mediaset España, in strict compliance with the Split-off Project.

Once the split-off resolution has been passed, as appropriate, its text will be published in the Official Gazette of the Mercantile Registry and in a broadly-circulated newspaper of the Community Madrid, all in compliance with the requirements of section 43 of the Structural Modifications Act.

These announcements will include: (i) the entitlement of the shareholders and creditors of Mediaset España and of GA Mediaset to obtain the full text of the resolution adopted and the split-off balances; and (ii) the right of opposition that may be exercised by the creditors of Mediaset España and of GA Mediaset.

In accordance with section 44 of the Structural Modifications Act, with the publication of the last of these announcements, the statutory term of one month will be opened so that the creditors and debenture holders of Mediaset España and of GA Mediaset may opposed the Split-off when their credits were constituted before the date of inclusion of the Split-off Project on the website of Mediaset España, in the case of creditors of the Split-off Company, and before the date of submission of the Split-off Project at the pertinent Mercantile Registry, in the case of creditors of the Beneficiary Company, always provided the credits had not expired at that time and until those credits are guaranteed, and always provided, in the case of the bondholders, the Split-off had not been approved by the corresponding bondholders’ meeting. Any creditors whose credits are already sufficiently guaranteed will not be entitled to exercise their opposition.

3.3.6                     Execution and registration of the split-off deed

Once the corresponding split-off resolutions have been adopted and the announcements referred to in section 43 of the Structural Modifications Act have been published and following the deadline laid down in section 44 of the Structural Modifications Act has elapsed without any creditor having exercised their right to opposition or, where applicable, once the credits of the creditors who had exercised that right have been settled or sufficiently guaranteed, and having complied with the corresponding condition precedent, the split-off deed will be executed.

3.4                               INFORMATION ABOUT THE INTENDED SPLIT-OFF

With regard to Mediaset España, in accordance with section 39 and in relation to section 73, of the Structural Modifications Act, prior to the publication of the announcement of the General Meeting called to resolve on the split-off, the following documents on the split-off will be published on the website of Mediaset España (http://www.telecinco.es), with the possibility of downloading and printing them:

(i)                  Split-off Project;

(ii)               This Report on the Split-off Project;

(iii)            The independent expert’s report;

(iv)           The financial statements and management reports of Mediaset España and of GA Mediaset for the last three financial years, together with the corresponding auditor’s reports. Mediaset España’s balance sheet for the financial statements as of 31 December 2018 will be used as the split-off balance;

(v)              The financial statements and management reports GA Mediaset for the past two financial years (given that the company was formed on 11 January 2017). GA Mediaset’s balance sheet for the financial statements closed at 31 December 2018 will be used as the split-off balance;

(vi)           The current Articles of Association of Mediaset España and of GA Mediaset;

(vii)        The new Articles of Association of the Beneficiary Company, contained in appendix 2 of the Split-off Project.

(viii)     The identity of the Board members and members of the Board of Directors of GA Mediaset and the date from which they hold or perform their respective positions, and the identity of those who will be appointed as directors as a consequence of the Split-off.

4.                                      IMPLICATIONS OF THE SPLIT-OFF FOR SHAREHOLDERS, CREDITORS AND EMPLOYEES

4.1                               IMPLICATIONS FOR SHAREHOLDERS

To the extent that, as a consequence of the Split-off all the shares of the Beneficiary Company — GA Mediaset — that are issued will be attributed to the Split-off Company itself, currently the sole shareholder of the Beneficiary Company — Mediaset Spain — and not to the shareholders of the Split-off Company, there will be no direct implications for these shareholders.

4.2                               IMPLICATIONS FOR CREDITORS

The Split-off will imply the transfer in favour of GA Mediaset, on a universal basis and in a single act, of all the assets, rights and obligations that make up Mediaset España’s equity. HENCE, the legal relationships of the Split-off Company , encompassing its obligations to creditors, will remain in force even though its owner will have changed to become GA Mediaset (except those in which the change of ownership entails their termination, that will cease to have effects). Consequently, the Beneficiary Company will become the debtor in the obligations Mediaset España had entered into with its creditors.

Finally, from the moment the last announcement of the split-off resolution is published, the creditors and debenture holders of the Split-off Company whose credits are not due and were constituted prior to the publication of the Split-off Project on Mediaset España’s corporate website may, during the period of one month and until those credits are guaranteed, exercise their right to oppose the Split-off in the terms set forth in section 44 of the Structural Modifications Act. Any creditors whose credits are already sufficiently guaranteed will not be entitled to exercise their opposition.

4.3                               IMPLICATIONS FOR EMPLOYEES

Following the Split-off, GA Mediaset will take responsibility for all the human and material resources that Mediaset España currently has, following the policies and procedures observed by that company in the field of personnel management. Consequently, and in accordance with section 44 of the Spanish Workers’ Statute, regulating corporate takeover situations, Mediaset GA is subrogated to the labour rights and obligations of Mediaset España’s employees.

According to the provision, both companies will respond jointly and severally in the statutory terms to the employment obligations pre-dating the Split-off and Social Security obligations, whether concerning contribution obligations or the payment of provisions previously generated.

Furthermore, under the split-off — which will be notified to the workers’ legal representatives in accordance with the law, as well as informing the appropriate public bodies (in particular, the Social Security authorities) — the Beneficiary Company will assume and keep intact the organisation and the material means of the Split-off Company, as well as the policies and procedures that observed up to that time in terms of personnel management. Therefore, no employment-related aspect will be qualitatively or quantitatively affected by the split-off

5.                                      CONCLUSION

In light of the above, the Board members express their belief that the Split-off of Mediaset España in favour of GA Mediaset as referred to in the Project discussed in this Report is beneficial for Mediaset España and, therefore, for its shareholders.

This report has been prepared and approved in Madrid on 7 June 2019.

DIRECTORS’ REPORT ON THE SPLIT-OFF PROJECT

Mediaset España Comunicación, S.A.

Board of Directors

Mr Alejandro Echevarria Busquet
Chairman

DIRECTORS’ REPORT ON THE SPLIT-OFF PROJECT

Mediaset España Comunicación, S.A.

Board of Directors

Ms Cristina Garmendia Mendizabal
Director

DIRECTORS’ REPORT ON THE SPLIT-OFF PROJECT

Mediaset España Comunicación, S.A.

Board of Directors

Mr Javier Drez de Polanco
Director

DIRECTORS’ REPORT ON THE SPLIT-OFF PROJECT

Mediaset España Comunicación, S.A.

Board of Directors

Ms Helena Revoredo Delvecchio
Director

DIRECTORS’ REPORT ON THE SPLIT-OFF PROJECT

Mediaset España Comunicación, S.A.

Board of Directors

Ms Consuelo Crespo Bofill
Director

APPENDIX

The independent expert’s report on the Split-off Project.